UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

001-33908

001-33909

(Commission File Number)

WisdomTree Continuous Commodity Index Fund

(Registrant)

(Exact name of the fund as specified in its Trust Instrument)

WisdomTree Continuous Commodity Index Master Fund

(Rule 140 Co-Registrant)

Delaware	26-0151234 (Registrant) 26-0151301 (Co-Registrant)
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o WisdomTree Commodity Services, LLC 245 Park Avenue 35th Floor New York, NY	10167
(Address of principal executive offices)	(Zip Code)

1-866-909-9473

(Registrants’ telephone number, including area code)

None

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐

Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification on notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, the Managing Owner of WisdomTree Continuous Commodity Index Fund and WisdomTree Continuous Commodity Index Master Fund has caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

Date: January 6, 2021	WisdomTree Continuous Commodity Index Fund

	By:	WisdomTree Commodity Services, LLC as Managing Owner

	By:	/s/ Jeremy Schwartz*
	Name:	Jeremy Schwartz
	Title:	President and Chief Executive Officer

WisdomTree Continuous Commodity Index Master Fund

	By:	WisdomTree Commodity Services, LLC as Managing Owner

	By:	/s/ Jeremy Schwartz*
	Name:	Jeremy Schwartz
	Title:	President and Chief Executive Officer

*By:	/s/ Ryan Louvar
Ryan Louvar
(Attorney-in-Fact)

*Power of Attorney is incorporated by reference to the Registration Statement filed on Form S-3 on September 24, 2019.